Exhibit 1

Buenos Aires, May 13, 2016

Messrs.

COMISIÓN NACIONAL

DE VALORES

MERCADO DE VALORES

DE BUENOS AIRES

Ref.: Relevant Fact. Acquisition of Petrobras Argentina S.A. – Signature of Sale and Purchase Agreement

Dear Sirs:

I am writing to the National Securities Commission and the Stock Exchange of Buenos Aires in my capacity as Head of Market Relations of Pampa Energía S.A. (“Pampa” or the “Company”, indistinctively) in connection to the relevant facts submitted on April 2, April 8, May 2 and May 12, 2016. We are pleased to inform that after obtaining the corporate approvals of the Company and of Petróleo Brasileiro S.A. regarding the final terms and conditions for the acquisition by Pampa of the total capital and voting stock of Petrobras Participaciones S.L., owner of 67,1933% of the capital and voting stock of Petrobras Argentina S.A. (“Petrobras Argentina”) (the “Transaction”), on this date we have executed the sale and purchase agreement (“Sale and Purchase Agreement” or “SPA”), as well as all its exhibits and supporting documents (the “Transaction Documents”).

Therefore, and pursuant to the terms and conditions of the SPA, the Company has transferred 20% of the Base Price (U$S892,000,000), which amounts to U$S178,400,000, to an escrow account opened at Citigroup Citibank, N.A.

Sincerely yours,

______________________

Gerardo Paz

Responsible of Market Relations